Southern Community Financial Corporation
Announces Improved First
Quarter 2011 Results

Winston-Salem, NC – (MARKET WIRE) 04/28/2011 – Southern Community Financial Corporation (NASDAQ: SCMF) (NASDAQ: SCMFO), the holding company for Southern Community Bank and Trust, today reported first quarter 2011 results.

Financial Highlights:

•	Net income before the accrual for preferred dividend of $151 thousand;
•	After preferred dividend accrual, net loss available to common shareholders of $488 thousand, or $0.03 per diluted share;
•	Net interest margin increased 28 basis points to 3.42% on a linked quarter basis;
•	Provision for loan losses of $4.1 million decreased $2.4 million compared to fourth quarter of 2010;
•	Nonperforming loans decreased 20% to $73.8 million, or 6.80% of loans, at March 31, 2011 from $91.8 million, or 8.08% of loans, at December 31, 2010;
•	Nonperforming assets decreased 11% to $96.8 million, or 6.04% of total assets, from $109.1 million, or 6.60% of total assets, at December 31, 2010;
•	Net charge-offs of $6.0 million, or 2.19% of average loans (annualized), down from $12.0 million, or 4.10% of average loans (annualized), in the fourth quarter of 2010; and
•	Allowance for loan losses decreased $1.9 million to $27.7 million, or 2.55% of total loans.

Southern Community Financial reported a net loss available to common shareholders of $488 thousand for the first quarter 2011, compared with a net loss of $11.5 million for the fourth quarter of 2010 and net loss of $5.2 million for the first quarter 2010.  The net loss per diluted common share in the first quarter 2011 decreased to $0.03, compared to $0.68 and $0.31 for the fourth quarter 2010 and first quarter 2010, respectively.

“We are pleased to report a profit before preferred dividend for the first quarter of 2011.  We also are very encouraged by the 20% reduction in our nonperforming loans during the first quarter of 2011 and by continued positive trends in our impaired loans,” said F. Scott Bauer, Chairman and Chief Executive Officer.  “The first quarter of 2011 marked the fourth consecutive quarter in which our loan delinquencies have decreased.  Impaired loans requiring specific reserves dropped $14.5 million, or 52%, compared to the fourth quarter of 2010.  We are continuing to make progress in the resolution of the formerly collateral dependent loans that were added to nonaccrual status during the third quarter of 2010.  Given these developments, we are optimistic that our nonperforming loans will continue to decrease in the second quarter of 2011, particularly as we anticipate additional formerly collateral dependent loans to be returned to accruing status.  As a result, we continue to expect opportunities for net interest margin improvement in the second quarter of 2011.

While we are optimistic about the positive trends we are seeing in our asset quality, we continue to anticipate shrinkage in our overall loan portfolio and balance sheet as loan demand remains weak due to the prolonged economic downturn.  However, this shrinkage will allow us to better manage our capital during the current economic cycle.

Our employees continue to exceed my expectations for their exemplary commitment to providing our customers with the highest level of service possible. Southern Community remains well funded with regulatory capital ratios in excess of the well-capitalized requirements at the consolidated Company level and with a Tier 1 leverage ratio in excess of 8% and a total risk-based capital ratio above 12% at the Bank level.”

Asset Quality

Nonperforming loans decreased $18.0 million to $73.8 million, or 6.80% of total loans, at March 31, 2011 from $91.8 million, or 8.08% of total loans, at December 31, 2010.  Included in the $18.0 million net reduction in nonperforming loans, there are $11.0 million in formerly collateral dependent loans that were restored to an accruing status during first quarter of 2011 as a result of consistent payment performance on these loans over a reasonable period subsequent to the addition of principal curtailments to the borrowers’ scheduled loan payments.  Loans delinquent 30-89 days declined to $3.4 million at March 31, 2011 from $5.5 million at December 31, 2010, and from $8.9 million at September 31, 2010.  Nonperforming assets decreased to $96.8 million, or 6.04% of total assets, at March 31, 2011 from $109.1 million, or 6.60% of total assets, at December 31, 2010.

The provision for loan losses of $4.1 million in the first quarter of 2011 decreased $2.4 million from $6.5 million in the fourth quarter 2010.  The allowance for loan losses (ALLL) decreased $1.9 million to $27.7 million, or 2.55% of total loans, from $29.6 million, or 2.60% of total loans, at December 31, 2010.  Net charge-offs decreased sequentially to $6.0 million, or 2.19% of average loans on an annualized basis, from $12.0 million, or 4.10% of average loans on an annualized basis, for the fourth quarter 2010.  As the overall ALLL decreased sequentially during the first quarter of 2011, the specific allowance for impaired loans decreased by $2.3 million to $2.8 million on a linked quarter basis as the volume of impaired loans requiring a specific allowance decreased to $15.9 million at March 31, 2011 from $28.2 million at December 31, 2010.

Net Interest Income

Net interest income of $12.8 million in the first quarter of 2011 increased $426 thousand, or 3%, compared to $12.4 million in the fourth quarter of 2010 and the net interest margin increased 28 basis points to 3.42% compared with 3.14% in the fourth quarter of 2010.  The sequential increase in net interest income and the net interest margin resulted from the impact of $11.0 million in formerly collateral dependent loans that were reinstated to accrual status as well as the continued downward repricing of deposits.  These positive factors were partially offset by a $44.4 million decrease in the average balance of earning assets, driven by a $50.7 million decrease in average loan balances.

On a year-over-year basis, net interest income decreased $416 thousand, or 3%, and the net interest margin increased by one basis point from 3.41% in the first quarter of 2010.  The decrease in net interest income year-over-year was due primarily to a $52.6 million decrease in the average balance of earning assets partially offset by the favorable impact of the cost of interest-bearing liabilities repricing downward to a greater extent than the yield on earning assets.

Non-interest Income

Non-interest income decreased by $1.3 million, or 31%, to $2.9 million during the first quarter of 2011 compared with the fourth quarter of 2010.  The sequential decrease in non-interest income was attributable primarily to a $526 thousand decrease in the fair value of derivatives, a $451 thousand decrease in mortgage banking income, a $129 thousand decrease in service charge income and a $118 thousand decrease in investment brokerage fee income.  These sequential decreases in non-interest income were slightly offset by a $116 thousand improvement in Small Business Investment Company (SBIC) income.

Compared to the first quarter of 2010, non-interest income decreased by $1.1 million, or 27%.  The year-over-year decrease was primarily related to a $574 thousand decrease in the fair value of derivatives and a $410 thousand decrease in gains on investment security sales.

Non-interest Expenses

Non-interest expenses of $11.5 million during the first quarter of 2011 decreased $1.1 million, or 9%, on a linked quarter basis.  The sequential reduction in non-interest expenses was attributable to a decrease in writedowns on foreclosed property of $1.3 million, a $199 thousand decrease in other expenses related to foreclosed real estate and a $357 thousand decrease in salaries and employee benefits.  Offsetting a portion of these sequential decreases, there were sequential increases in other non-interest expense categories of $711 thousand in total, the largest of which was a $598 thousand increase in FDIC insurance premiums.

Compared to the first quarter of 2010, non-interest expenses decreased $360 thousand, or 3%.  This year-over-year decrease was due primarily to a $723 thousand decrease in salaries and employee benefits, and a $132 thousand decrease in occupancy and equipment expenses.  These expense reductions more than offset a $456 thousand increase in other non-interest expenses, the largest of which was a $586 thousand increase in FDIC insurance premiums.

Balance Sheet

As of March 31, 2011, total assets amounted to $1.6 billion, representing a decrease of $49.5 million, or 3%, compared to December 31, 2010.  Total assets decreased $103.3 million, or 6%, on a year-over-year basis.  The loan portfolio decreased by $46.6 million, or 4%, sequentially, and decreased by $125.0 million, or 10%, since March 31, 2010 due to decreased loan demand resulting from the prolonged weak economic conditions.  Total deposits of $1.3 billion at March 31, 2011 decreased $69.2 million, or 5%, sequentially due to an $85.5 million decrease in interest bearing deposits offset by a $16.3 million increase in demand deposits.

At March 31, 2011, stockholders’ equity of $91.9 million represented 5.73% of total assets.  Stockholders’ equity decreased $487 thousand, or less than one percent, to $91.9 million from $92.3 million at December 31, 2010.  The regulatory capital ratios at the Bank at March 31, 2011 were in excess of the levels required under the Consent Order with a Tier 1 leverage ratio of 8.10% and a total risk-based capital ratio of 12.05%.

Conference Call

Southern Community’s executive management team will host a conference call on April 29, 2011, at 8:30 am Eastern Time to discuss the quarter-end results.  The call can be accessed by dialing 1-877-640-9867 or 1-914-495-8546 and entering pass code 62939149.  You may access additional presentation materials for this conference call in the Investor Relations section of Southern Community’s web site at www.smallenoughtocare.com.

About Southern Community Financial Corporation

Southern Community Financial Corporation is headquartered in Winston-Salem, North Carolina and is the holding company of Southern Community Bank and Trust, a community bank with twenty-two banking offices throughout North Carolina.

Southern Community Financial Corporation’s common stock and trust preferred securities are listed on the NASDAQ Global Select Market under the trading symbols SCMF and SCMFO, respectively.  Additional information about Southern Community is available on our website at www.smallenoughtocare.com or by email at investor.relations@smallenoughtocare.com.

Forward-Looking Statements

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective.  Such forward-looking statements include but are not limited to (1) statements regarding potential future economic recovery, (2) statements with respect to our plans, objectives, expectations, intentions and other statements that are not historical facts, and (3) other statements identified by words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets” and “projects,” as well as similar expressions.  Such statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate.  Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized.  The inclusion of this forward-looking information should not be construed as a representation by our Company or any person that the future events, plans or expectations contemplated by our Company will be achieved.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) the rate of delinquencies and amounts of charge-offs, the level of allowance for loan losses, the rates of loan growth or shrinkage, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (2) competitive pressures among depository and other financial institutions may increase significantly and have an effect on pricing, spending, third party relationships and revenues; (3) the strength of the United States economy in general and the strength of the local economies in which we conduct operations may be different than expected resulting in, among other things, a deterioration in the credit quality or a reduced demand for credit, including the resultant effect on the Company’s loan portfolio and allowance for loan losses; (4) the risk that the preliminary financial information reported herein and our current preliminary analysis will be different when our review is finalized; (5) changes in deposit rates, the net interest margin and funding sources; (6) changes in the U.S. legal and regulatory framework, including the effect of recent financial reform legislation on the banking industry; and (7) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) could have a negative impact on the Company.  Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available at the SEC’s website (http://www.sec.gov).  All subsequent written and oral forward-looking statements concerning the Company or any person acting on its behalf is expressly qualified in its entirety by the cautionary statements above.  We do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

For additional information:
F. Scott Bauer - Chairman/CEO
James Hastings, Executive Vice President/CFO
(336) 768-8500

Southern Community Financial Corporation
(Dollars in thousands except per share data)
(Unaudited)
	For the three months ended
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
Income Statement	2011	2010	2010	2010	2010

Interest Income	$18,699	$19,164	$20,049	$20,439	$20,986
Interest Expense	5,868	6,759	6,773	7,007	7,739
Net Interest Income	12,831	12,405	13,276	13,432	13,247

Provision for Loan Losses	4,100	6,500	17,000	5,500	10,000

Net Interest Income after Provision for Loan Losses	8,731	5,905	(3,724)	7,932	3,247

Non-Interest Income
Service Charges and Fees on Deposit Accounts	1,488	1,617	1,640	1,719	1,557
Income from mortgage banking activities	263	714	751	359	358
Investment brokerage and trust fees	188	306	424	509	235
SBIC income (loss) and management fees	122	6	126	323	176
Gain (Loss) on Sale of Investment Securities	944	1,135	24	1,018	1,354
Gain (Loss) and Net Cash Settlement on Economic Hedges	(605)	(79)	(384)	(38)	(31)
Other-than-temporary impairment	-	-	-	-	(186)
Other Income	503	501	479	502	490
Total Non-Interest Income	2,903	4,200	3,060	4,392	3,953

Non-Interest Expense
Salaries and Employee Benefits	4,746	5,103	5,033	5,321	5,469
Occupancy and Equipment	1,784	1,778	1,839	1,895	1,916
Expenses of Managing Foreclosed Assets	270	469	405	588	360
Writedowns of Foreclosed Assets	609	1,895	123	591	483
Other	4,074	3,363	3,584	3,938	3,615
Total Non-Interest Expense	11,483	12,608	10,984	12,333	11,843

Income (Loss) Before Taxes	151	(2,503)	(11,648)	(9)	(4,643)
Provision for Income Taxes	-	8,318	(3,698)	(270)	(32)

Net Income (Loss)	$151	$(10,821)	$(7,950)	$261	$(4,611)

Effective dividend on preferred stock	639	633	633	632	633

Net Income (loss) available to common shareholders	$(488)	$(11,454)	$(8,583)	$(371)	$(5,244)

Net Income (Loss) per Common Share
Basic	$(0.03)	$(0.68)	$(0.51)	$(0.02)	$(0.31)
Diluted	$(0.03)	$(0.68)	$(0.51)	$(0.02)	$(0.31)

Balance Sheet	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
	2011	2010	2010	2010	2010
Assets
Cash and due from Banks	$28,096	$16,584	$44,612	$35,757	$33,885
Federal Funds Sold and Overnight Deposits	34,615	49,587	1,646	1,358	22,352
Investment Securities	350,962	352,873	322,431	307,595	335,519
Federal Home Loan Bank Stock	8,750	8,750	9,092	9,794	9,794

Loans held for sale	597	5,991	7,161	6,582	2,984

Loans	1,083,468	1,130,076	1,183,753	1,198,565	1,208,454
Allowance for Loan Losses	(27,664)	(29,580)	(35,100)	(29,609)	(36,007)
Net Loans	1,055,804	1,100,496	1,148,653	1,168,956	1,172,447

Bank Premises and Equipment	39,878	40,550	40,718	41,535	42,058
Foreclosed Assets	23,060	17,314	19,385	18,781	20,285
Other Assets	62,118	61,253	69,088	69,757	67,856

Total Assets	$1,603,880	$1,653,398	$1,662,786	$1,660,115	$1,707,180

Liabilities and Stockholders' Equity
Deposits
Non-Interest Bearing	$126,393	$110,114	$119,249	$123,573	$113,292
Money market, savings and NOW	521,577	582,878	599,978	623,854	620,433
Time	631,240	655,427	598,383	545,420	573,229
Total Deposits	1,279,210	1,348,419	1,317,610	1,292,847	1,306,954

Borrowings	224,608	204,784	228,343	242,303	275,831
Accrued Expenses and Other Liabilities	8,208	7,854	7,739	7,981	7,513
Total Liabilities	1,512,026	1,561,057	1,553,692	1,543,131	1,590,298

Total Stockholders' Equity	91,854	92,341	109,094	116,984	116,882

Total Liabilities and Stockholders' Equity	$1,603,880	$1,653,398	$1,662,786	$1,660,115	$1,707,180

Tangible Book Value per Common Share	$2.95	$2.99	$3.99	$4.46	$4.45

	For the three months ended
	Mar 31,		Dec 31,		Sep 30,		Jun 30,		Mar 31,
	2011		2010		2010		2010		2010

Per Common Share Data:
Basic Earnings (loss) per Share	$(0.03)		$(0.68)		$(0.51)		$(0.02)		$(0.31)
Diluted Earnings (loss) per Share	$(0.03)		$(0.68)		$(0.51)		$(0.02)		$(0.31)
Tangible Book Value per Share	$2.95		$2.99		$3.99		$4.46		$4.45

Selected Performance Ratios:
Return on Average Assets (annualized) ROA	0.04%		-2.55%		-1.91%		0.06%		-1.10%
Return on Average Equity (annualized) ROE	0.67%		-39.43%		-27.07%		0.90%		-15.34%
Return on Tangible Equity (annualized)	0.67%		-39.68%		-27.25%		0.90%		-15.44%
Net Interest Margin	3.42%		3.14%		3.39%		3.46%		3.41%
Net Interest Spread	3.30%		2.99%		3.20%		3.32%		3.26%
Non-interest Income as a % of Revenue	18.45%		25.29%		18.73%		24.64%		22.98%
Non-interest Income as a % of Average Assets	0.72%		0.99%		0.73%		1.04%		0.94%
Non-interest Expense to Average Assets	2.86%		2.97%		2.64%		2.93%		2.82%
Efficiency Ratio	72.98%		75.93%		67.24%		69.19%		68.85%

Asset Quality:
Nonperforming Loans	$73,741		$91,777		$98,709		$55,477		$50,608
Nonperforming Assets	$96,801		$109,091		$118,094		$74,258		$70,893
Nonperforming Loans to Total Loans	6.80%		8.08%		8.29%		4.60%		4.18%
Nonperforming Assets to Total Assets	6.04%		6.60%		7.10%		4.47%		4.15%
Allowance for Loan Losses to Period-end Loans	2.55%		2.60%		2.95%		2.46%		2.97%
Allowance for Loan Losses to Nonperforming Loans (X)	0.38	X	0.32	X	0.36	X	0.53	X	0.71	X
Net Charge-offs to Average Loans (annualized)	2.19%		4.10%		3.78%		3.95%		1.20%

Capital Ratios:
Equity to Total Assets	5.73%		5.58%		6.56%		7.05%		6.85%
Tangible Common Equity to Total Tangible Assets (1)	3.10%		3.04%		4.03%		4.52%		4.39%

Average Balances:
Year to Date
Interest Earning Assets	$1,520,664		$1,562,393		$1,561,504		$1,564,646		$1,573,247
Total Assets	1,630,975		1,681,068		1,680,902		1,695,640		1,704,190
Total Loans	1,111,697		1,200,609		1,213,497		1,215,776		1,222,594
Equity	91,958		115,962		118,352		119,293		121,944
Interest Bearing Liabilities	1,407,978		1,436,443		1,435,705		1,451,099		1,459,636

Quarterly
Interest Earning Assets	$1,520,664		$1,565,031		$1,555,323		$1,556,140		$1,573,247
Total Assets	1,630,975		1,681,561		1,651,907		1,687,184		1,704,190
Total Loans	1,111,697		1,162,365		1,209,013		1,209,033		1,222,594
Equity	91,958		108,870		116,501		116,671		121,944
Interest Bearing Liabilities	1,407,978		1,438,633		1,405,419		1,442,655		1,459,636

Weighted Average Number of Shares Outstanding
Basic	16,824,008		16,812,380		16,812,625		16,814,378		16,806,292
Diluted	16,824,008		16,812,380		16,812,625		16,814,378		16,806,292
Period end outstanding shares	16,838,125		16,812,625		16,812,625		16,812,625		16,818,125

(1) - Tangible Common Equity to Total Tangible Assets is period-ending common equity less intangibles, divided by period-ending assets less intangibles.

Management provides the above non-GAAP measure, footnote (1) to provide readers with the impact of purchase accounting on this key financial ratio.